Exhibit (h)(36)(i)

                                 Westcore Trust
                          1225 17th Street - 26th Floor
                                Denver, CO 80202


April 15, 2002

ALPS Mutual Funds Services, Inc.
370 Seventeenth Street, Suite 3100
Denver, Colorado 80202

Denver Investment Advisors, LLC
1225 Seventeenth Street, 26th Floor
Denver, Colorado 80202

Re: The Portfolio Services Agreement ("Agreement") dated as of May 1, 2002 between Capital Access International and Westcore Trust.

Dear Sir or Madam:

The above referenced Agreement requires Westcore Trust (the "Trust") to adhere to certain requirements and procedures, which will be accomplished through you, as Westcore Trust's service providers.

ALPS Mutual Funds Services, Inc. ("ALPS"), in its role as fund accounting agent for the Trust, shall perform all necessary functions required to be performed pursuant to paragraph 2 of the Agreement. The Trust shall indemnify and hold harmless ALPS, its affiliates, employees, and agents from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against ALPS, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding, or litigation arising from errors in the Holdings Information if the Holdings Information distributed by Capital Access differs in any respect from the Holdings Information delivered to Capital Access from ALPS. This Letter Agreement, with respect to ALPS, will automatically terminate upon the termination of the Agreement or the Bookkeeping and Pricing Agreement between the Trust and ALPS.

Denver Investment Advisors, LLC "DIA" in its role as investment adviser for the Trust, will pay any of the fees associated with the Agreement as set forth in paragraph 3 of the Agreement.

ALPS and DIA further agree to comply with the confidentiality standards set forth in paragraphs 5 and 6 of the Agreement.

If and to the extent that Westcore Trust is required to indemnify Capital Access International under the Agreement, ALPS shall reimburse the Trust for any indemnification payments attributable to ALPS' responsibilities and DIA shall reimburse the Trust for any indemnification payments attributable to DIA's responsibilities.

The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforecement of any claims against the Trust.

ALPS' and DIA's responsibilities with respect to the Agreement shall be limited to that set forth in this Letter Agreement. This Letter Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Colorado.
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By  your  signatures  below,   please  signify  that  you  will  adhere  to  the
requirements and procedures set forth in this Letter Agreement.

                                        Yours truly,

                                        WESTCORE TRUST

                                        By: /s/ Jack D. Henderson
                                            ------------------------------------
                                        Name: Jack D. Henderson
                                        Title: Vice-President


ACCEPTED AND AGREED TO:

ALPS MUTUAL FUNDS SERVICES, INC.

By: /s/ Jeremy O. May
    ------------------------------------
Name: Jeremy O. May
Title: Senior Vice President


DENVER INVESTMENT ADVISORS, LLC

By: /s/ Jeffrey D. Adams
    ------------------------------------
Name: Jeffrey D. Adams
Title: Executive Manager